Exhibit 10


                        Amendment to Employment Agreement

     Amendment to the Employment Agreement dated January 1, 2005 between KeySpan Corporation, a New York corporation (the "Company") and Anthony Sartor (the "Executive") which is effective upon the date of execution set forth below (the "Amendment".)



                                 WITNESSETH THAT



     WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of January 1, 2005 (the "Employment Agreement"), pursuant to which the Company provided for the employment of the Executive and the Executive agreed to be employed by the Company, under the terms and conditions therein stated; and

     WHEREAS, the Company and the Executive desire to amend the Employment Agreement;

     NOW, THEREFORE, the Company and the Executive hereby agree as follows:


1. Section 2.2 of the Employment Agreement is hereby amended to extend the Expiration Date from April 1, 2008 to April 1, 2009.

2. Section 4.2 is hereby amended and restated to be consistent with the Term of this Agreement in paragraph 1 above. The following words will be deleted: "upon attainment of age 65" and substituted in their place "at the Expiration Date of this Agreement; April 1, 2009."


3.   Section 4.4 is modified to add the following after the word;  "Term";  plus
     (z) the Highest Annual Bonus (as defined under the Senior Executive Change of Control Plan") that would have been payable in each year for the remainder of the Term.

4. Section 4.7(z) is deleted in its entirety and the following words are inserted as subparagraph (z); "the Highest Annual Bonus (as defined under the Senior Executive Change of Control Plan") that would have been payable in each year for the remainder of the Term.

5.   Section 5.2(D) is deleted in its entirety.

6. A new Section 5.2 (D) is added to state the following "Section 5.2 will not apply after a determination of a Change of Control, as such term is defined in the KeySpan Senior Executive Change of Control Plan, if Executive is terminated by the Company in accordance with Section 4.7 hereof for any Reason other than Good Cause."

7. Section 5.2(E) is added to state the following: "If Executive terminates his employment pursuant to Section 4.4, after a Change of Control of KeySpan Corporation, as such term is defined in the KeySpan Senior Executive Change of Control Plan, then the Restricted Period will only continue through March 31, 2009.


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


8. Section 5.2(F) is added to state the following: "If KeySpan sells or otherwise disposes in any manner substantially all of the assets or the equity interest of Bard Rao + Athanos, LLC and/or Paulus, Sokolowski & Sartor, LLC and Executive will not control or in any way be involved in such purchase or acquisition of either company, then KeySpan acknowledges that Executive may terminate his employment for Good Reason pursuant to
     Section 4.4. whether Executive is employed or not employed by such acquirer or purchaser.

9. Section 5.2(G) is added to state the following: "If Executive or a corporation, partnership or other entity controlled by, under common control with, or controlling Executive, purchases, acquires or obtains in any manner substantially all of the assets or the equity interest of Bard Rao + Athanos, LLC and/or Paulus, Sokolowski & Sartor, LLC, then Section
     5.2 will not apply with respect to those competitive line(s) of business engaged in by Bard Rao + Athanos, LLC and/or Paulus, Sokolowski and Sartor, LLC and KeySpan acknowledges that Executive may terminate his employment for Good Reason pursuant to Section 4.4. whether Executive is employed or not employed by such acquirer or purchaser.

10 Section 1. of the Supplemental Retirement Agreement dated January 1, 2005 between the Company and the Executive is amended to delete the last sentence in its entirety and replace it with the following "Executive acknowledges that in accordance with the terms and conditions of the Employment Agreement, Executive will retire no later than April 1, 2009. In addition, each reference in the Supplemental Retirement Agreement to "April 1, 2008" is restated to be April 1, 2009 to be consistent with the Term of paragraph 1 of the Employment Agreement.


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


11. Section 2a (ii) of the Supplemental Retirement Agreement is amended to delete after the words; "by adding"; "one-half year" and replacing them with "one year."

12. The second sentence of Section 4b.of the Supplemental Retirement Agreement is amended to delete the following; "80% of the Executive's target incentive payable in each year during the remainder of the Term," and insert the following; "the Highest Annual Bonus (as defined under the Senior Executive Change of Control Plan") that would have been payable in each year for the remainder of the Term."

13. In the fifth sentence of Section 5 of the Supplemental Retirement Agreement, the reference to age "65" is modified to replace it with age "66."

14. Section 5.2(H) is added as follows. Notwithstanding the above, if Executive submits a written request to KeySpan seeking a waiver of all provisions of this Section 5.2, then KeySpan agrees to consider such waiver. KeySpan's consent to such waiver will not be unreasonably withheld or delayed. If KeySpan agrees to waive the provision of this Section 5.2, then this Amendment will be null and void and of no effect, and the Employment Agreement will continue in full force except with respect to the requirements of this Section 5.2 which will be waived.

15. The following provision will be inserted in the Agreement because of the enactment of Section 409A of the Internal Revenue Code.

     Notwithstanding anything herein to the contrary, if at the time of Executive's termination of employment with the Company, he is a specified employee" as defined in Section 409A of the Internal Revenue Code, as


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


     amended (the "Code") and the deferral in the commencement of any payment or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer commencement of the payment of any such benefit or payment hereunder (without any reduction in such payment or benefit ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code.)


16. The Parties agree that in all other respects, the Employment Agreement is ratified and confirmed.

     IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year written below.


                                            /s/Anthony Sartor
                                            -----------------
                                               Anthony Sartor

                                            Date: 8/30/06
                                                  --------



                                             /s/Robert B. Catell
                                            ------------------------------
                                            KEYSPAN CORPORATION
                                            By: Robert B. Catell
                                            Chairman and Chief Executive Officer

                                            Date: 9/5/06
                                                 -------



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